                                                           Exhibit 10.1

                   RIVER VIEW POINT PURCHASE AGREEMENT

                            (Table of Contents)

RECITALS.......................................................... 1

    1.      DEFINITIONS........................................... 1
            1.1  "Agreement"...................................... 1
            "City................................................. 1
            "Construction Contract"............................... 1
            "Development Agreement"............................... 2
            "Option".............................................. 2
            "Project"............................................. 2
            "Subject Property".................................... 2

            "Tentative Map"....................................... 2
            "Tentative Map Conditions"............................ 2
    2.      PURCHASE AND SALE..................................... 2
    3.      PRICE................................................. 2
            3.1  COMPUTATION OF PRICE............................. 2
            3.2  PAYMENT OF PRICE................................. 4
            4.0  Escrow........................................... 4
            4.1  ................................................. 4
            4.2  Seller's Closing Documents....................... 4
            4.3  Costs of Escrow.................................. 4
            4.4  Documents to be Delivered Outside of Escrow...... 4

    5.      LIQUIDATED DAMAGES.................................... 4

    6.0     CONDITION OF TITLE.................................... 5
            6.1  Preliminary Title Report......................... 5
            6.2  Condition of Title at Close...................... 5
            6.3  Reservation of Mineral Rights.................... 5
            6.4  Effect of Development Agreement.................. 5
    7.0     POSSESSION............................................ 6
    8.0     REPRESENTATION AND WARRANTIES OF SELLER............... 6
            8.1  ................................................. 6
            8.3  ................................................. 6
            8.4  ................................................. 6
            8.5  ................................................. 7
            8.6  ................................................. 7

    9.0     REPRESENTATIONS AND WARRANTIES OF BUYER............... 7
   10.0     LOSS BY CONDEMNATION OR DESTRUCTION................... 7



   11.0     ARBITRATION; AGREEMENT ENFORCEMENT.................... 7
   12.0     TIME - CONDITIONS PRECEDENT TO CLOSE.................. 8
            12.1.................................................. 8
            12.2.................................................. 8
            12.3.................................................. 8
            12.4 Force Majeure.................................... 8
   13.0     DEVELOPMENT AGREEMENT................................. 9
   14.0     NOTICES............................................... 9
   15.0     BROKERS AND FINDERS................................... 9
   16.0     ASSIGNMENT............................................10
   17.0     CONTINUATION AND SURVIVAL OF RIGHTS AND OBLIGATIONS...10
   18.0     RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION........10
            18.1 RETURN OF DUCUMENTS..............................10
            18.2 NO EFFECT ON RIGHTS OF PARTIES...................10
            18.3 PAYMENT OF TERMINATION FEE.......................10

   20.0     GENERAL PROVISIONS....................................10
            20.1 MERGER...........................................10

            20.2 AMENDMENTS AND TERMINATION.......................11
            20.3 GOVERNING LAW....................................11

            20.4 SEVERABILITY.....................................11
            20.5 ATTORNEYS FEES...................................11

            20.6 CAPTIONS.........................................11
            20.7 COUNTERPARTS.....................................11
            20.8 TIME.............................................11
            20.9 FURTHER AGREEMENTS...............................11
            20.10 CONSTRUCTION....................................11

                                                                EXHIBIT 10.1
                    REAL ESTATE PURCHASE AGREEMENT

                          (River View Point)

    THIS REAL ESTATE PURCHASE AGREEMENT is between Frank J. Andrews, Jr., herein referred to as "Seller," and Schuler Homes of California, Inc., a California corporation referred to herein as "Buyer," and is dated and effective this 20th day of August, 1996.

                               RECITALS

    A. Seller is the owner of an Option to purchase certain real property located as described in Exhibit A, attached hereunder and incorporated by this reference. The real property is located within the boundaries of the River View Point Vested Tentative Map ("Tentative Map") for the City of Rio Vista, California (the "Subdivision"). The Subdivision is also the subject of a Development Agreement between the City of Rio Vista and Seller. Included within the Subdivision is an area of approximately 15 acres designated by the Tentative Map for 75 lots within the Subdivision ("Subject Property").

    B. Buyer desires to purchase the Subject Property from Seller, and Seller desires to sell the Subject Property to Buyer, on the terms and conditions set forth herein.

                  THE PARTIES THEREFORE AGREE AS FOLLOWS:

1. DEFINITIONS. Unless the context otherwise requires, the terms defined in this Section 1 shall, for the purposes of this Agreement, have the following meanings:

    1.1  "Agreement" shall mean this Real Estate Purchase Agreement.

    1.2 "Assessment District" Means City of Rio Vista Assessment District 96-1 (River View Point), the initial resolution for which was approved by the Rio Vista City Council on June 20, 1996.

    1.3  "City" means the City of Rio Vista.

    1.4 "Closing Date" means the date Buyer takes title to the Subject Property pursuant to the Agreement.

    1.5 "Construction Contract" means the Construction Contract of even date herewith between Solano Construction Co., Inc. as the "Contractor" and Buyer and the "Owner".

    1.6 "Development Agreement" shall mean the Development Agreement for the River View Point project between Seller and the City of Rio Vista, approved by the City of Rio Vista on ___________________ by Ordinance # _____________.

    1.7 "Option" means the first Amended and Restated Option Agreement between the City as Optionor and Seller as Optionee.

    1.8 "Project" means the entire River View Point Project as defined by the Development Agreement.

    1.9 "Subject Property" means the area approximately 15 acres in size and containing 75 lots as designated by the River View Point Vested Tentative Map, as shown on the map attached hereto as Exhibit B and incorporated herein by this reference:

    1.10 "Tentative Map" shall mean the Vested Tentative map for the River View Point Project, approved by the Rio Vista City Council by its
Resolution 95-01.

    1.11 "Tentative Map Conditions" shall mean the conditions for approval of the Tentative Map attached hereto as Exhibit C and incorporated herein by this reference.

2. PURCHASE AND SALE. Seller agrees to sell, and Buyer agrees to purchase, the Subject Property on the terms and conditions set forth herein.

3.  PRICE.

    3.1 COMPUTATION OF PRICE. The purchase price for the Subject Property will be $3,000,000 ($40,000 dollars times 75 lots), less:

         (a) The amount of a fixed price construction contract for all improvements necessary to finish the 75 lots located in the Subject Property, including, without limitation:

              (i) all on-site improvements necessary to finish the lots including grading, paving, utilities, water, sewer and drainage, and the cost of any required landscaping of public property included in Subject Property and the cost of improving the park site in the subdivision, but excluding all fencing except to the extent that more than standard wooden street fencing is needed to meet sound attenuation requirements imposed by the Tentative Map conditions.

              (ii) Any off-site improvements required to be constructed in connection with the 75 lots which are NOT included within the scope of work of the River

View Point Assessment District.

    The construction contractor and construction contract will be mutually acceptable to the parties. It is anticipated that Solano Construction Co., Inc. will likely be selected.

         (b) The lien of any assessment applied to the 75 lots by reason of the Assessment District.

         (c) $10,174 per lot. This amount will be reduced by any credits against impact fees applicable to these lots for improvements funded by the Assessment District pursuant to Section 4.19 of the Development Agreement, representing the impact fees applicable to the Subject Property pursuant to Exhibit B of the Development Agreement.

         (d) An amount equal to 75 times the per square foot school impact fee applicable to the Subject Property under Section 4.18 of the Development Agreement as of the date of close of escrow, times the greater of 1480 square feet or the actual average "assessable space" (as defined by Section 4.18 of the Development Agreement) of the units to be constructed on the Subject Property as certified by Buyer at close of escrow. If the actual average assessable space for the units is less than certified by Buyer, Buyer will pay Seller a makeup payment equal to 110% of the difference between the amount of the deduction from the purchase price taken pursuant to this Subsection (d) and the correct amount, plus interest on that amount at the rate of 10% per annum from close of escrow to the date of payment. The makeup payment will be made no later than the first date on which the actual assessable space of the units can be calculated.

         (e) The cost of preparing and recording a Final Subdivision Map and related improvement plans for the Subject Property by an engineering firm mutually agreeable to the parties, to the extent these costs are not included in the Construction Contract.

         (f) The cost of any payment or performance bonds provided for in this Agreement.

    It is the intent of the parties that the deductions from the purchase price in Subsections (a) through (f) represent Buyer's cost of improving the lots located in the Subject Property. The cost of building offsite improvements required under the tentative map as shown on Exhibit D of the Tentative Map, including the cost of building the portions of Roads "A", "B" and "C" required under said Exhibit D, are allocated to Seller. Seller shall keep the right to PG & E reimbursements for utility construction and to any other credits, reimbursements, or savings which relate to the construction of site improvements or off-site improvements on or in relation to the Subject Property and which have not been accounted for in the computation of the Purchase Price as of close of escrow. Such credits, reimbursements and savings shall be collected outside of escrow by seller. Buyer, at no cost to itself, will cooperate with seller's efforts to account for and collect these moneys.

    3.2  PAYMENT OF PRICE.   The purchase price shall be payable as follows:

         (a) Deposit in escrow of $50,000 made concurrently with execution of this Agreement, to be held in accordance with Section 12.1 below. At close of escrow, the Buyer's deposit of $50,000 shall be applied to the purchase price and any interest accrued on the deposit shall be credited to Buyer's closing costs.

         (b) The balance of the purchase price will be paid in cash at close of escrow.

    4.0  Escrow.

    4.1 Escrow Holder. The Escrow Holder will be First American Title Guaranty Company ("Escrow Holder").

    4.2 Seller's Closing Documents. Not later than 48 days following execution of this Agreement, Buyer and Seller shall deliver to the Escrow Holder their escrow instructions conforming to this Agreement. Seller shall deposit the Grant Deed not later than five days prior to close of escrow. Buyer shall deposit the purchase price at least 24 hours prior to close of escrow.

    4.3 Costs of Escrow. Buyer will pay the cost of the CLTA title insurance policy and escrow fees. Seller will pay the transfer tax.

    4.4 Documents to be Delivered Outside of Escrow. Buyer acknowledges receipt from Seller of copies of the Development Agreement, Tentative Map, the resolutions of approval for the Tentative Map, including conditions of the Tentative Map, and the Phase 1 toxic study conducted by Penn Environmental. Copies of any other permits, reports, engineering material or similar materials which become available to Seller prior to close of escrow will be delivered to Buyer prior to close.

5.  LIQUIDATED DAMAGES.

    BUYER AND SELLER AGREE THAT SELLER'S ECONOMIC DETRIMENT RESULTING FROM THE REMOVAL OF THE SUBJECT PROPERTY FROM THE REAL ESTATE MARKET, AND FOR ENTERING INTO OTHER AGREEMENTS IN ANTICIPATION OF PERFORMANCE BY SELLER, WOULD BE EXTREMELY DIFFICULT TO ASCERTAIN. BUYER AND SELLER FURTHER AGREE THAT A REASONABLE ESTIMATE OF THE ECONOMIC DETRIMENT CAUSED BY A DEFAULT BY BUYER WOULD BE THE AMOUNT OF THE DEPOSIT REQUIRED TO BE MADE BY BUYER UNDER THIS AGREEMENT. ACCORDINGLY, IF BUYER DEFAULTS UPON ITS OBLIGATIONS HEREUNDER, THEN SELLER MAY TERMINATE THIS AGREEMENT AT ITS OPTION BY PROVIDING A WRITTEN

NOTICE OF TERMINATION TO BUYER, AND SELLER SHALL THEREUPON ACCEPT FROM BUYER, AS THE TOTAL DAMAGES DUE HEREUNDER, THE DEPOSIT REQUIRED TO BE MADE BY BUYER, PROVIDED THAT NO PRIOR NOTICE OF A BREACH WILL BE REQUIRED TO BE GIVEN BY SELLER TO BUYER OF A BREACH RESULTING FROM THE FAILURE TO MAKE THE DEPOSIT OF THE BALANCE OF THE PURCHASE PRICE REQUIRED UNDER SECTION 4.2.

    INITIALS: BUYER:     /s/ MSM                  SELLER:     /s/ FA
                    -----------------------              ----------------------


6.0 CONDITION OF TITLE.

    6.1 Preliminary Title Report. Seller has provided to Buyer a current CLTA preliminary Title Report on the Subdivision, as well as a copy of the Preliminary Title Report referred to in the Option Agreement.

    6.2 Condition of Title at Close. Buyer will take title to the Subject Property subject to the Tentative Map, Development Agreement, and any general and special taxes for the fiscal year 1996/97, prorated to close of escrow, the lien of assessment of the Rio Vista Assessment District 96-1 (River View Point), and such other easements, rights of way, and restrictions of record which City is allowed to convey to Seller under Section 8.3 of the Option Agreement.

    6.3 Reservation of Mineral Rights. The parties acknowledge that the deed conveying the Subject Property to Buyer will be subject to the ownership by third parties of mineral rights below a depth of 500 feet.

    6.4 Effect of Development Agreement. The parties acknowledge that the condition of the Tentative Map and the Development Agreement impose certain obligations on the "Owner" as that term is defined therein. Neither this Agreement, nor Buyer's status as an assignee of a portion of the property subject to the Development Agreement shall be deemed to limit Seller's right to apply for amendments of the Development Agreement which do not create an economic burden on Buyer or homeowners within the Subject Property. Amendments of the Development Agreement or Tentative Map allowing moderate increases in the allowable density within the Subdivision (excluding the Subject Property) are specifically deemed not to create an economic burden to Buyer or Buyer's homeowners. At least 10 days prior to applying for Development Agreement Amendment, seller will submit its proposed amendment to Buyer for a good faith determination of whether it would create an economic burden.

7.0 POSSESSION.

    Possession of the Subject Property shall be delivered to Buyer at the close of escrow, provided, that to the extent that Seller has such rights under the Option, Buyer and its employees, agents, representatives, and other invitees shall be entitled to enter upon the Subject Property at all reasonable times and to conduct all reasonable tests thereon. Buyer shall not allow any liens to attach to the Subject Property with respect to any such activity, and Buyer hereby agrees to defend, indemnify, and hold Seller and the owners of the Subject Property harmless from any personal injury or property damage sustained by any party, including Seller, in the course of such activity, except to the extent caused by the sole negligence of Seller, or the Owners of the Subject Property, or their employees, agents, representatives, or invitees.

8.0 REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller hereby represents and warrants to Buyer as follows:

     8.1 Binding Obligations of Seller. This Agreement and all of the other documents to be executed by Seller and delivered in connection with this transaction will be duly authorized, executed, and delivered by Seller, and will constitute valid, legal, and binding obligations of Seller, and will not violate any provisions of any agreements to which Seller is a party.

     8.2 Disclosure of proceedings. To the best of Seller's knowledge, except as have been disclosed in writing to Buyer, there are no condemnation proceedings, utility moratoriums, zoning or land use proceedings, or other proceedings of any kind, either instituted or threatened to be instituted, which would hinder Buyer in developing the Subject Property as contemplated by the Tentative Map and this Agreement.

     8.3 Disclosure of Conditions. To the best of Seller's knowledge, there are no conditions, other than those disclosed to Buyer in writing, which any governmental or quasi-governmental entities are considering as conditions to be imposed upon the permits and approvals for the development of the real property or upon its utilities hook-ups, which would hinder Buyer in developing the Subject Property as a residential development.

     8.4 Limitations on development. Except as disclosed to Buyer in writing, Seller knows of no facts, nor has its misrepresented or failed to disclose any facts relating to matters which would hinder Buyer's ability to develop the Subject Property as contemplated by the Tentative Map and this Agreement. The parties acknowledge that the Subject Property includes more than one of the phases identified in the Tentative Map and that a minor amendment of the Tentative Map may therefore be required to identify the Subject Property as a single first phase of the Subdivision.

     8.5 "As Is" transaction. Buyer acknowledges that as of close of escrow, Seller will not have possession of the Subject Property. Buyer therefore will take the property "as is" except with respect to the express representatives and warranties contained herein.

     8.6 City purchase from state. Forty two acres of the subdivision are owned by the State Reclamation Board and are under contract to be purchased by the City from the State. Seller shall not be liable to Buyer for damages arising out of or related to the inability of the City to acquire the subject property from the State pursuant to the contract between the City and the States.

9.0   REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer (and the persons executing this Agreement on behalf of Buyer) represents and warrants to Seller that all of the documents to be executed by Buyer and delivered in connection with this transaction will be duly authorized, executed and delivered by Buyer and will constitute valid, legal, and binding obligations of Buyer, and will not violate any provisions of any agreements to which Buyer is a party.

10.0  LOSS BY CONDEMNATION OR DESTRUCTION.

      In the event that condemnation proceedings of any nature are commenced against the Subject Property or any portion thereof prior to the closing date or in the event that the subject Property or any portion thereof is destroyed or materially damaged prior to the closing date, Buyer shall have the right to terminate this Agreement at its option by providing a written notice of termination to Seller. If Buyer elects to proceed with the purchase and to accept the Subject Property in its then condition, all insurance proceeds, condemnation awards and other compensation payable to Seller by reason of such condemnation, damage or destruction, shall be paid directly to Buyer.

11.0  ARBITRATION; AGREEMENT ENFORCEMENT.

      Any dispute or action to interpret or enforce any term or provision of this Agreement shall be submitted to binding arbitration, and any party hereto shall be entitled to petition a court of appropriate jurisdiction to order the matter submitted to binding arbitration, to appoint a single arbitrator and to confirm the decision of the arbitrator. The arbitration proceeding shall be conducted in Solano County. The prevailing party or parties in any such proceeding shall be entitled to recover as costs their attorney's fees, court fees, court costs, and reasonable investigative and discovery costs, as determined by the arbitrator in such matters, together with the cost of the Arbitrator. The parties shall have the right to take depositions and to obtain discovery regarding the matter in arbitration pursuant to Section 1283.05 of the California Code of Civil Procedure.

12.0  TIME - CONDITIONS PRECEDENT TO CLOSE.

      12.1 Initial Review Period. Buyer shall have 45 days from execution of the agreement to conduct geological studies, review zoning and other local ordinances affecting development of the Project, and conduct economic, marketing and any other studies relating to the development of the Subject Property which it deems appropriate.

If, within said 45 day period Buyer decides for any reason that it does not wish to proceed with this transaction, then it may deliver written notice to Seller so stating, and this Agreement shall terminate and shall be of no further force and effect. Immediately following termination, the deposit paid into escrow by Buyer, together with any interest accrued thereon, shall be returned to Buyer. If Buyer does not elect to terminate this Agreement within the 45 day initial review period, the deposit and any interest therein shall be applied to the purchase price pursuant to section 3.2(a). If escrow fails to close as a result of the fault of Buyer, the deposit will be payable to Seller as liquidated damages pursuant to Section 5, above.

      12.2 Additional Documents. Not less than forty eight days following the execution of this Agreement, Seller and Buyer shall each execute and deliver to each other and deposit in Escrow such Escrow Instructions and other instruments and documents as are reasonably required to close the escrow in accordance with the terms, covenants and conditions of this Agreement.

      12.3 Prorations. All income, all real property taxes and all expenses relating to the ownership of the Subject Property shall be prorated on the basis of a 365-day year as of 12:01 a.m. on the Closing Date.

      12.4 Force Majeure. This agreement shall terminate and shall be of no further force or effect and Buyer's deposit hereunder shall be refunded if any of the following events occur:

            (i) If City fails to acquire the Subject Property from the State of California within the time required by its existing agreement with the State, with any extensions.

           (ii) If the City Council of Rio Vista votes not to form or fails to form the Assessment District before the last day to close escrow hereunder.

           (iii) The refusal of City to amend the phasing plan of the Tentative Map to designate the Subject Property as Phase 1.

           (iv) In the event of any act or occurrence not the fault of Seller which renders Seller's performance hereunder impossible or infeasible.

13.   DEVELOPMENT AGREEMENT.

      The parties acknowledge that prior to the closing date, the City of Rio Vista must agree to the assignment of the Development Agreement to Buyer to the extent it relates to the Subject Property.

14.0  NOTICES.

    Unless otherwise provided herein, any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when personally delivered or when deposited in the United States mail, certified or Express Mail, postage prepaid, return-receipt requested, addressed as follows:

              If to Seller:       Andrews, Lando & Associates
                                  1107 Kentucky Street
                                  Fairfield, California  94533

              With copy to:       Robert E. Lando
                                  3411 Kenwood Court
                                  Fairfield, California  94533

              If to Buyer:        Schuler Homes of California, Inc.
                                  Attn: Michael McKissick
                                  1250 Pine Street, Suite 302
                                  Walnut Creek, California  94596

or to such other address as either party may from time to time specify in writing to the other.

15.0  BROKERS AND FINDERS.

      Seller has retained Gary Archer of Archer and Ficklin as its real estate broker in this transaction. The parties are aware of no other licensed real estate brokers or other persons who can claim a right to a commission or finder's fee resulting from the sale and purchase contemplated in this Agreement. In the event that any broker or finder perfects a claim for a commission or finder's fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the claim.

16.0  ASSIGNMENT.

      Seller and Buyer shall be entitled to assign their respective interests under this Agreement in whole or in part at any time, but if the assignment is made prior to close of escrow, it may be made only with the prior written consent of the other party, which consent shall not be unreasonably withheld, except that Buyer, without the written consent of Seller, may assign its rights and delegate its obligations, to a limited partnership in which Buyer is a general partner, or to a corporation in which Buyer owns 50% or more of the outstanding stock.

17.0  CONTINUATION AND SURVIVAL OF RIGHTS AND OBLIGATIONS.

      All representations, warranties, covenants, conditions, and other obligations of the parties shall survive the transfer of title to the property.

18.0  RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION.

      18.1 RETURN OF DOCUMENTS. Except as otherwise expressly provided in this Agreement, in the event the Escrow is cancelled and terminated for any reason, Buyer shall within 10 calendar days following such termination (or sooner, as otherwise specified in this Agreement), deliver to Seller all documents and materials, if any, relating to the Subject Property previously delivered to Buyer by Seller and Escrow Holder shall deliver all documents and materials deposited by Seller then in Escrow Holder's possession to Seller. Escrow holder shall deliver to Buyer all documents, materials and funds deposited by Buyer to which Buyer is entitled pursuant to the terms of this Agreement, then in Escrow Holder's possession.

      18.2 NO EFFECT ON RIGHTS OF PARTIES. The return of documents and monies set forth above shall not affect the right of either party to seek such remedies as such party may have with respect to the enforcement of this Agreement.

      18.3 PAYMENT OF TERMINATION FEE. To the extent that Escrow holder may condition its delivery hereinabove provided upon payment by the party requesting delivery of a reasonable termination fee, any termination fee shall be paid (or reimbursed) by the defaulting party, or paid by Buyer if neither party is then in default.

20.0  GENERAL PROVISIONS.

      20.1 MERGER. This Agreement contains all of the agreements, representations, and warranties between Buyer and Seller, and supersedes any and all prior agreements, representations, and warranties, whether written or oral.

      20.2 AMENDMENTS AND TERMINATION. Except as otherwise provided herein, this Agreement may be amended, modified, or terminated only by a written instrument executed by Buyer and Seller.

      20.3 GOVERNING LAW. This Agreements shall be governed by and construed in accordance with the laws of the State of California.

      20.4 SEVERABILITY. In the event that any provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

      20.5 ATTORNEYS FEES. In the event that any action is brought to enforce or interpret any of the terms, covenants, or conditions of this Agreement, the losing party shall pay to the prevailing party the cost of such legal action, including without limitation, all reasonable attorneys' fees and court costs.

      20.6 CAPTIONS. The captions used in this Agreement are inserted for convenience only and shall not be used to determine the intent of the operative provisions.

      20.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall be taken together and deemed to be one instrument.

      20.8  TIME.  Time is of the essence under this Agreement.

      20.9 FURTHER AGREEMENTS. The parties agree to cooperate with each other and to carry out and to execute any documents reasonably necessary to carry out the proposed intent of this Agreement.

      20.10 CONSTRUCTION. The parties agree that each party and its counsel have reviewed the Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

      WHEREFORE, the parties have executed this Agreement on the day and year first set forth above.

BUYER:                                      SELLER:

Schuler Homes of California, Inc.


By:   /s/ MICHAEL S. MCKISSICK              By:   /s/ FRANK J. ANDREWS, JR.
   -------------------------------              -----------------------------
       Michael S. McKissick                          Frank J. Andrews, Jr.
       Vice President and General Manager